Exhibit 99.1

For Immediate Release	Contact:	Melissa Andrews, ScanSource, Inc.
September 13, 2017		864.286.4425
		melissa.andrews@scansource.com

SCANSOURCE, INC. NAMES NEW BOARD MEMBER

Betty Temple brings extensive legal advisory and leadership experience to Board

GREENVILLE, S.C. – ScanSource, Inc., {Nasdaq: SCSC}, a leading global provider of technology products and solutions, today announced the appointment of Elizabeth O. (“Betty”) Temple to its Board of Directors effective September 11, 2017. Ms. Temple’s appointment expands the Board to seven directors.

Ms. Temple has served as Chair and Chief Executive Officer of Womble Carlyle Sandridge & Rice, LLP since January 1, 2016 and has been a practicing corporate and securities attorney at the firm since 1989. Prior to her position as Chair and Chief Executive Officer, Ms. Temple held a number of leadership roles at the firm, including serving on the firm’s Public Company Advisors Team and Management Committee. Ms. Temple has been a partner at the firm since 1997.

For more than 25 years, Ms. Temple has counseled public and private companies on their highest strategic priorities, giving her an understanding of the challenges and opportunities in ScanSource’s industry and the industries of many of its vendors and customers. Her background as a legal advisor to public companies and boards will provide the Board with expertise in the areas of risk management, corporate governance, acquisitions and securities regulation. Ms. Temple has extensive leadership experience serving as the Chief Executive Officer of a large law firm, and she will bring a growth and entrepreneurial perspective to the Board.

Ms. Temple received a B.A. from the University of North Carolina at Chapel Hill and a J.D. from the University of North Carolina School of Law.

“We are very pleased that Betty is joining the ScanSource Board,” said Steve Fischer, Chairman, ScanSource, Inc. “We look forward to the wealth of legal knowledge, vast leadership experience, and valuable perspective that she will bring to our Board.”

“I am honored to join the ScanSource Board of Directors,” said Ms. Temple. “ScanSource’s reputation and commitment to their partners and shareholders is a testament to the management team and the exceptional employees at ScanSource. I am happy to be a part of it.”

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ: SCSC) is a leading global provider of technology products and solutions, focusing on point-of-sale, payments, barcode, physical security,

unified communications and collaboration, cloud and telecom services. ScanSource’s teams provide value-added solutions and operate from two segments, Worldwide Barcode, Networking & Security and Worldwide Communications & Services. ScanSource is committed to helping its customers choose, configure and deliver the industry’s best solutions across almost every vertical market in North America, Latin America and Europe. Founded in 1992, the Company is headquartered in Greenville, South Carolina and was named one of the 2017 Best Places to Work in South Carolina. ScanSource ranks #647 on the Fortune 1000. For more information, visit www.scansource.com.

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